Exhibit 99.1

COLCHESTER, VT. …Green Mountain Power Corporation (NYSE:GMP) announced today the sale through private placement of $30 million principal amount of First Mortgage Bonds bearing interest at 6.53 percent per year and maturing on August 1, 2036. The takedown of funds will occur on two separate dates.

The initial closing occurred on August 3, 2006 for $11 million. The second closing is scheduled for December 1, 2006 for $19 million. Net proceeds from the sale of the new bonds in the initial closing will be used to partially fund additional capital investment by the Company in Vermont Transco LLC, which owns the bulk transmission system in Vermont. Net proceeds from the sale of the new bonds in the second closing will be used to repay $14 million First Mortgage Bonds maturing in November and December 2006 and to repay short-term bank borrowings.

“The combined issuances will complete our financing plan for 2006,” said Christopher Dutton, President and Chief Executive Officer. “The bond sale maintains our equity between 50 to 55 percent of our capital structure.”

There are statements in this information release that contain projections or estimates and that are considered to be "forward-looking" as defined by the Securities and Exchange Commission (the "SEC"). In these statements, you may find words such as believes, expects, plans, or similar words. These statements are not guarantees of our future performance. There are risks, uncertainties and other factors that could cause actual results to be different from those projected.

-- 30 --

For further information, please contact Dorothy Schnure, Manager of Corporate Communications, 802-655-8418.